UNITED STATES
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AKAMAI TECHNOLOGIES, INC.
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EXPLANATORY NOTE

Commencing May 1, 2012, Akamai Technologies, Inc. sent the following communication to certain stockholders.

AKAMAI TECHNOLOGIES, INC.
8 Cambridge Center
Cambridge, Massachusetts 02142

May 1, 2012

Dear Akamai Stockholders:

I am writing to you in my capacity as Chair of the Compensation Committee of the Board of Directors of Akamai Technologies, Inc. to request your support by voting in accordance with the recommendation of our Board of Directors on all proposals. In particular, I want to request your support on Proposal 2 - advisory vote on the compensation of our named executive officers.

Institutional Shareholder Services (ISS) has recommended against our “Say on Pay” proposal. They appear to focus on Akamai's one-time grant of retention-oriented restricted stock units (RSUs) to our Chief Executive Officer to conclude that our 2011 compensation program was a mis-alignment of CEO pay and performance based on a narrow formula ISS has adopted.

My fellow Compensation Committee members and I strongly disagree with ISS's analysis and believe that it does not adequately take into account the totality of circumstances applicable to Akamai's situation.

Last year, more than 87% of votes cast at our annual meeting were FOR our executive compensation program, and ISS recommended a FOR vote on the matter as well. The only material change in our executive comp program in 2011 was the one-time grant of retention RSUs to our CEO and other key employees. We have never granted significant perks to our executives and have not engaged in poor pay practices.

For 2011, the value of 93% of Akamai's CEO's compensation was tied directly to our stock price. In addition, all of our Named Executive Officers received at least 75% of their compensation in the form of equity-based awards. Our executives' cash bonus programs were based 80% on financial metrics. There is close alignment between executive pay and financial performance.

As Chair of Akamai's Compensation Committee, I want to make clear that we are focused on implementing an executive compensation program that is designed to link the Company's strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives. We believe that the 2011 program was consistent with this aim.

To specifically address the retention RSUs, it is important that investors understand the circumstances giving rise to the retention RSU grant. This was a unique step taken by us at a unique time. We made a critical strategic move under unique circumstances.

As many of you know, on April 25, 2012, we announced that Paul Sagan, our President and CEO, will be stepping down from those roles. When the Compensation Committee became aware in 2011 that such a step was under consideration, we had to consider whether the Company was well prepared for such a potential departure. We determined that it was important to encourage Mr. Sagan to remain in his position for at least two years and to help facilitate a smooth transition to new leadership.

In addition, shortly before the retention grant, Akamai underwent significant strategic changes in our business model, a major organizational restructuring and the departure of our President. The Company was also in discussions to acquire Cotendo, which would need to be successfully integrated into our business. As a result, our Board and Compensation Committee, focused on ensuring management stability, decided that a special, one-off retention-oriented grant to Mr. Sagan and other key members of our senior management team was the appropriate vehicle in order to incent Mr. Sagan to stay through 2013. The RSUs do not fully vest until October 2013.

The decision to grant the retention RSUs was the culmination of extended, careful deliberations by the Compensation Committee. We worked closely with Meridian Partners, our independent compensation consultants, to understand market trends and different alternatives for structuring a retention program. We believe the approach we adopted struck the appropriate balance of relevant factors and that it was in the best interests of our stockholders.

In sum, looking at the total picture of Akamai's executive compensation program - including the one-time nature of the retention RSUs to address specific developments in Akamai's business -- the Compensation Committee strongly believes that the Board appropriately recommended that our stockholders approve our 2011 executive comp program.

Using the information in our proxy statement, this supplemental information and other public disclosures, we ask that you vote FOR the approval of our executive compensation program at the annual meeting to be held on May 16, 2012.

Very truly yours,

/s/ C. Kim Goodwin

C. Kim Goodwin
Chair, Compensation Committee